Exhibit 10.22

Equifax Inc. Board of Directors
Deferred Compensation Plan

Effective Date
November 4, 2021

Equifax Inc. Board of Directors Deferred Compensation Plan

ARTICLE I
Establishment and Purpose	1

ARTICLE II
Definitions	1

ARTICLE III
Eligibility and Participation	4

ARTICLE IV
Deferrals	5

ARTICLE V
Company Contributions	7

ARTICLE VI
Payments from Accounts	7

ARTICLE VII
Valuation of Account Balances	10

ARTICLE VIII
Administration	10

ARTICLE IX
Amendment and Termination	12

ARTICLE X
Informal Funding	12

ARTICLE XI
Claims	13

ARTICLE XII
General Provisions	18

Equifax Inc. Board of Directors Deferred Compensation Plan

Article I
Establishment and Purpose

Equifax Inc. (the “Company”) has adopted this Equifax Inc. Board of Directors Deferred Compensation Plan, applicable to Compensation deferred under Compensation Deferral Agreements submitted with respect to Plan Years commencing on or after January 1, 2022 and Company Contributions credited with respect to Plan Years commencing on or after January 1, 2022.

The purpose of the Plan is to attract and retain non-employee Directors by providing them with an opportunity to defer receipt of a portion of their cash retainers and/or equity grants. The Plan is not intended to meet the qualification requirements of Code Section 401(a), but is intended to meet the requirements of Code Section 409A, and shall be operated and interpreted consistent with that intent.

The Plan constitutes an unsecured promise by the Company to pay benefits in the future. Participants in the Plan shall have the status of general unsecured creditors of the Company. The Company shall be solely responsible for payment of the benefits attributable to services performed for it. The Plan is unfunded for Federal tax purposes and is intended to be an unfunded arrangement for non-employee Directors of the Company. Any amounts set aside to defray the liabilities assumed by the Company will remain the general assets of the Company and shall remain subject to the claims of the Company’s creditors until such amounts are distributed to the Participants.

Article II
Definitions

2.1Account. Account means a bookkeeping account maintained by the Committee to record the payment obligation of a Company to a Participant as determined under the terms of the Plan. The Committee may maintain an Account to record the total obligation to a Participant and component Accounts to reflect amounts payable at different times and in different forms. Reference to an Account means any such Account established by the Committee, as the context requires.
2.2Account Balance. Account Balance means, with respect to any Account, the total payment obligation owed to a Participant from such Account as of the most recent Valuation Date.

2.3Affiliate. Affiliate means a corporation, trade or business that, together with the Company, is treated as a single employer under Code Section 414(b) or (c).

2.4Beneficiary. Beneficiary means a natural person, estate, or trust designated by a Participant in accordance with Section 6.4 hereof to receive payments to which a Beneficiary is entitled in accordance with provisions of the Plan.

2.5Board. Board means the Board of Directors of the Company.

2.6Business Day. Business Day means each day on which the New York Stock Exchange is open for business.

2.7Change in Control. Change in Control means a “Change of Control,” as defined in the Company’s 2008 Omnibus Incentive Plan, as amended and restated, or any successor omnibus incentive plan.

Equifax Inc. Board of Directors Deferred Compensation Plan
Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Code Section 409A.

2.8Claimant. Claimant means a Participant or Beneficiary filing a claim under Article XI of this Plan.

2.9Code. Code means the Internal Revenue Code of 1986, as amended from time to time.

2.10Code Section 409A. Code Section 409A means section 409A of the Code, and regulations and other guidance issued by the Treasury Department and Internal Revenue Service thereunder.

2.11Committee. Committee means the person or persons appointed by the Board to administer the Plan pursuant to Article VIII of the Plan.

2.12Common Stock. Common Stock means the common stock, par value $1.25 per share, of the Company.
2.13Company. Company means Equifax Inc., a Georgia corporation.

2.14Company Contribution. Company Contribution means a cash credit by the Company to a Participant’s cash Company Contribution Account in accordance with the provisions of Article V of the Plan. Unless the context clearly indicates otherwise, a reference to Company Contribution shall include Earnings attributable to such contribution.

2.15Company Contribution Account. Company Contribution Account means an Account established by the Committee to record Company Contributions for a Plan Year, payable to a Participant upon Separation from Service in accordance with Section 6.3.

2.16Compensation. Compensation means a Participant’s cash retainer and such other equity-based compensation approved by the Committee as Compensation that may be deferred under Section 4.2 of this Plan, excluding any compensation that has been previously deferred under this Plan or any other arrangement subject to Code Section 409A.

2.17Compensation Deferral Agreement. Compensation Deferral Agreement means an agreement between a Participant and a Company that specifies: (i) the amount of each component of Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV, (ii) the Payment Schedule applicable to each Separation Account, Specified Date Account and Company Contribution Account established within the Plan Year Account and (iii) the allocation of each source of cash Deferrals and Deferred Stock between his or her Separation Account and any Specified Date Account established for each source.

2.18Deferral. Deferral means a cash credit to a Participant’s Plan Year Account that records that portion of the Participant’s Compensation that the Participant has elected to defer to the Plan in accordance with the provisions of Article IV. Unless the context of the Plan clearly indicates otherwise, a reference to Deferrals includes Earnings attributable to such Deferrals.

2.19Deferred Stock. Deferred Stock means a credit to a Participant’s Plan Year Account that records the portion of the Participant’s restricted stock units, performance stock units and other equity-

Equifax Inc. Board of Directors Deferred Compensation Plan
based awards for which the Participant has elected to defer the settlement date in accordance with the provisions of Article IV. Deferred Stock is credited in the form of notional shares, with each notional share equal in value to one share of Common Stock. Deferred Stock is paid in shares of Common Stock. All shares of Common Stock paid under the Plan shall be issued under the Company’s 2008 Omnibus Incentive Plan, as amended (or any successor plan thereto). Unless the context clearly indicates otherwise, a reference to Deferred Stock includes Dividend Equivalents attributable to such Deferred Stock as set forth in Section 7.6.

2.20Dividend Equivalent Units. Dividend Equivalent Units shall mean the right to receive a payment, in shares of Common Stock, equal to the cash dividends and other distributions paid with respect to shares of Common Stock.

2.21Director. Director means any non-employee member of the Board.

2.22Earnings. Earnings means an adjustment to the value of an Account in accordance with Article VII.

2.23Effective Date. Effective Date means November 4, 2021; provided, however, that deferral elections may be made under the Plan solely with respect to Compensation earned for services performed in calendar year 2022 and subsequent calendar years.

2.24Participant. Participant means an individual described in Article III.

2.25Payment Schedule. Payment Schedule means the date as of which payment of an Account under the Plan will commence and the form in which payment of such Account will be made.

2.26Performance-Based Compensation. Performance-Based Compensation means Compensation where the amount of, or entitlement to, the Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement of the period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation shall not include any Compensation payable upon the Participant’s death or disability (as defined in Treas. Section 1.409A-1(e)) without regard to the satisfaction of the performance criteria.

2.27Plan. Plan means “Equifax Inc. Board of Directors Deferred Compensation Plan” as documented herein and as may be amended from time to time hereafter. However, to the extent permitted or required under Code Section 409A, the term Plan may in the appropriate context also means a portion of the Plan that is treated as a single plan under Treas. Reg. Section 1.409A-1(c), or the Plan or portion of the Plan and any other nonqualified deferred compensation plan or portion thereof that is treated as a single plan under such section.

2.28Plan Year. Plan Year means January 1 through December 31.

2.29Plan Year Account. A Plan Year Account means the Account established for each Plan Year to record a Participant’s total Deferrals for the Plan Year. Each Plan Year Account shall include the Separation Account and Specified Date Account established for each deferred Compensation

Equifax Inc. Board of Directors Deferred Compensation Plan
source (cash retainers, restricted stock units, performance stock units, etc.) deferred during such Plan Year, and the Company Contribution Account established for such Plan Year.

2.30Separation Account. Separation Account means an Account established by the Committee for a Plan Year in accordance with a Participant’s Compensation Deferral Agreement to record Deferrals allocated to such Account by the Participant and which are payable upon the Participant’s Separation from Service as set forth in Section 6.3. For each Plan Year Account, a Participant may have one Separation Account for each Compensation source deferred under the Plan.

2.31Separation from Service. Separation from Service means a Director’s termination of services as a member of the Board.

2.32Specified Date Account. Specified Date Account means an Account established by the Committee for a Plan Year to record Deferrals payable in a future year as specified in the Participant’s Compensation Deferral Agreement in accordance with Section 6.2. For each Plan Year Account, a Participant may have one Specified Date Account for each Compensation source deferred under the Plan.

2.33Unforeseeable Emergency. Unforeseeable Emergency means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, the Participant’s dependent (as defined in Code section 152, without regard to section 152(b)(1), (b)(2), and (d)(1)(B)), or a Beneficiary; loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The types of events which may qualify as an Unforeseeable Emergency may be limited by the Committee.

2.34Valuation Date. Valuation Date means each Business Day.

Article III
Eligibility and Participation

3.1Eligibility and Participation. All Directors may enroll in the Plan. Directors become Participants on the first to occur of (i) the date on which the first Compensation Deferral Agreement becomes irrevocable under Article IV, or (ii) the date Company Contributions are credited to the Company Contribution Account on behalf of such Directors.

3.2Duration. Only Directors may submit Compensation Deferral Agreements during an enrollment and receive Company Contributions during the Plan Year. A Participant who is no longer a Director but has not incurred a Separation from Service will not be allowed to submit Compensation Deferral Agreements but may otherwise exercise all of the rights of a Participant under the Plan with respect to his or her Account(s). On and after a Separation from Service, a Participant shall remain a Participant as long as his or her Account Balance is greater than zero (0) and will continue to be credited with Earnings. An individual shall cease being a Participant in the Plan when his or her Account has been reduced to zero (0).

Equifax Inc. Board of Directors Deferred Compensation Plan
Article IV
Deferrals

4.1Deferral Elections, Generally.

(a)A Director may make an initial election to defer Compensation by submitting a Compensation Deferral Agreement during the enrollment periods established by the Committee and in the manner specified by the Committee, but in any event, in accordance with Section 4.2. Unless an earlier date is specified in the Compensation Deferral Agreement, deferral elections with respect to a Compensation source become irrevocable on the latest date applicable to such Compensation source under Section 4.2.

(b)A Compensation Deferral Agreement that is not timely filed with respect to a service period or component of Compensation, or that is submitted by a Participant who Separates from Service prior to the latest date such agreement would become irrevocable under Section 409A, shall be considered null and void and shall not take effect with respect to such item of Compensation. The Committee may modify or revoke any Compensation Deferral Agreement prior to the date the election becomes irrevocable under the rules of Section 4.2.

(c)The Committee may permit different deferral amounts for each component of Compensation and may establish a minimum or maximum deferral amount for each such component. Unless otherwise specified by the Committee in the Compensation Deferral Agreement, Participants may defer up to 100% of their Compensation earned during a Plan Year.

(d)Deferrals of cash Compensation shall be calculated with respect to the gross cash Compensation payable to the Participant prior to any deductions or withholdings, but shall be reduced by the Committee as necessary so as not to exceed 100% of the cash Compensation remaining after deduction of all deductions required by law. Deferred Stock shall be calculated with respect to the number of units per deferred award.
Changes to payroll withholdings that affect the amount of Compensation being deferred to the Plan shall be allowed only to the extent permissible under Code Section 409A.

(e)A Director shall specify on his or her Compensation Deferral Agreement the amount of Deferrals from each Compensation source and whether to allocate such Deferrals to the Separation Account or Specified Date Account established for such source. The Director shall also specify on his or her Compensation Deferral Agreement the Payment Schedule for his or her Company Contribution Account for the Plan Year.

(f)A Director shall be required to submit a new Compensation Deferral Agreement on a timely basis in order to change the Director’s Deferral election for a subsequent Plan Year. If no Compensation Deferral Agreement is filed by a Director during the prescribed enrollment period, the Director’s election for the prior Plan Year, if any, shall continue in force of the next Plan Year. For the avoidance of doubt, Directors may select a different Payment Schedule for each Separation Account, Specified Date Account, and Company Contribution Account in each Compensation Deferral Agreement filed by the Director.

Equifax Inc. Board of Directors Deferred Compensation Plan
4.2Timing Requirements for Compensation Deferral Agreements.

(a)Initial Eligibility. The Committee may permit a Director to defer Compensation earned in the first year of eligibility. The Compensation Deferral Agreement must be filed within 30 days after the effective date of a Director’s appointment or election to the Board and becomes irrevocable not later than the 30th day.

A Compensation Deferral Agreement filed under this paragraph applies to Compensation earned after the date that the Compensation Deferral Agreement becomes irrevocable.

(b)Prior Year Election. Except as otherwise provided in this Section 4.2, the Committee may permit a Director to defer Compensation by filing a Compensation Deferral Agreement no later than December 31 of the year prior to the year in which the Compensation to be deferred is earned. A Compensation Deferral Agreement filed under this paragraph shall become irrevocable with respect to such Compensation not later than the December 31 filing deadline.

(c)Performance-Based Compensation. The Committee may permit a Director to defer Compensation which qualifies as Performance-Based Compensation by filing a Compensation Deferral Agreement no later than the date that is six months before the end of the applicable performance period, provided that:

(i)the Participant performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the Compensation Deferral Agreement is submitted; and

(ii)the Compensation is not readily ascertainable as of the date the Compensation Deferral Agreement is filed.

Any election to defer Performance-Based Compensation that is made in accordance with this paragraph and that becomes payable as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-1(e)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)) prior to the satisfaction of the performance criteria, will be void unless it would be considered timely under another rule described in this Section.

(d)Certain Forfeitable Rights. With respect to a legally binding right to a payment in a subsequent year that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least 12 months from the date the Participant obtains the legally binding right, the Committee may permit a Director to defer such Compensation by filing a Compensation Deferral Agreement on or before the 30th day after the legally binding right to the Compensation accrues, provided that the Compensation Deferral Agreement is submitted at least 12 months in advance of the earliest date on which the forfeiture condition could lapse. The Compensation Deferral Agreement described in this paragraph becomes irrevocable not later than such 30th day. If the forfeiture condition applicable to the payment lapses before the end of such 12-month period as a result of the Participant’s death or disability (as defined in Treas. Reg. Section 1.409A-3(i)(4)) or upon a change in control (as defined in Treas. Reg. Section 1.409A-3(i)(5)), the Compensation

Equifax Inc. Board of Directors Deferred Compensation Plan
Deferral Agreement will be void unless it would be considered timely under another rule described in this Section.
A Compensation Deferral Agreement is deemed to be revoked for subsequent years if the Participant is not a Director as of the last permissible date for making elections under this Section 4.2 or if the Compensation Deferral Agreement is cancelled in accordance with Section 4.6.

4.3Allocation of Deferrals. A Compensation Deferral Agreement may allocate Deferrals of all or a portion of each cash Compensation source for a Plan Year between a Separation Account and a Specified Date Account and may allocate each Deferred Stock award between a Separation Account and a Specified Date Account.

4.4Deductions from Pay. The Committee has the authority to determine the payroll practices under which any component of Compensation subject to a Compensation Deferral Agreement will be deducted from a Participant’s Compensation.

4.5Vesting. Participant Deferrals of Compensation shall be 100% vested at all times.

4.6Cancellation of Deferrals. The Committee may cancel a Participant’s Deferrals: (i) for the balance of the Plan Year in which an Unforeseeable Emergency occurs, and (ii) during periods in which the Participant is unable to perform the duties of his or her position or any substantially similar position due to a mental or physical impairment that can be expected to result in death or last for a continuous period of at least six months, provided cancellation occurs by the later of the end of the taxable year of the Participant or the 15th day of the third month following the date the Participant incurs the disability (as defined in this paragraph (ii)).

Article V
Company Contributions

5.1Discretionary Company Contributions. A Company may, from time to time in its sole and absolute discretion, credit discretionary Company Contributions to any Participant in any amount determined by the Company. Company Contributions are credited to the Participant’s Company Contribution Account for the Plan Year for which the Company Contributions are made. The fact that a discretionary Company Contribution is credited in one year shall not obligate the Company to continue to make such Company Contributions in subsequent years.

5.2Vesting. Unless otherwise specified by the Committee in connection with its crediting of a Company Contribution, Company Contributions are 100% vested at all times.

Article VI
Payments from Accounts

6.1General Rules. General Rules. A Participant’s Accounts become payable upon the first to occur of the payment events applicable to each such Account under Sections 6.2 (if elected) through 6.5.

Equifax Inc. Board of Directors Deferred Compensation Plan
Payment events and Payment Schedules elected by the Participant shall be set forth in a valid Compensation Deferral Agreement that establishes the Account to which such elections apply in accordance with Article IV.

Payment amounts are based on Account Balances as of the last Valuation Date of the month next preceding the month actual payment is made.

6.2Specified Date Accounts.

Commencement. Payment is made or begins in the third calendar year following the Plan Year to which the Compensation Deferral Agreement applies unless the Participant elects a later calendar year. During enrollment, the Committee may specify a year other than the third calendar year in writing, delivered to the Eligible Employees not later than the date the Compensation Deferral Agreements submitted during such enrollment become irrevocable under Section 4.2.

Form of Payment. Payment will be made in a lump sum, unless the Participant elected to receive annual installments up to five (5) years.

6.3Separation from Service. Upon a Participant’s Separation from Service other than death, the Participant is entitled to receive his or her Separation Accounts, Company Contribution Accounts and all Specified Date Accounts that commence payment under Section 6.2 after the Participant’s Separation from Service. For the avoidance of doubt, all Specified Date Accounts that commenced payment under Section 6.2 prior to the Participant’s Separation from Service shall continue to be paid out in accordance with Section 6.2.

Commencement. All such Accounts will be paid or commence payment in the seventh month following the Participant’s Separation from Service.

Form of Payment. Payment from a Separation Account or Company Contribution Account will be made in a lump sum, unless the Participant elects to receive such Account in a designated number of annual installments up to ten (10) years. Specified Date Accounts payable under this Section 6.3 will be paid the form of payment set forth in Section 6.2.

6.4Death. Notwithstanding anything to the contrary in this Article VI, upon the death of the Participant (regardless of whether such Participant is a Director at the time of death), all remaining Account Balances shall be paid to his or her Beneficiary in a single lump sum no later than December 31 of the calendar year following the year of the Participant’s death.
(a)Designation of Beneficiary in General. The Participant shall designate a Beneficiary in the manner and on such terms and conditions as the Committee may prescribe. No such designation shall become effective unless filed with the Committee during the Participant’s lifetime. Any designation shall remain in effect until a new designation is filed with the Committee; provided, however, that in the event a Participant designates his or her spouse as a Beneficiary, such designation shall be automatically revoked upon the dissolution of the marriage unless, following such dissolution, the Participant submits a new designation naming the former spouse as a Beneficiary. A Participant may from time to time change his or her designated Beneficiary without the consent of a previously-designated Beneficiary by filing a new designation with the Committee.

Equifax Inc. Board of Directors Deferred Compensation Plan
(b)No Beneficiary. If a designated Beneficiary does not survive the Participant, or if there is no valid Beneficiary designation, amounts payable under the Plan upon the death of the Participant shall be paid to the Participant’s spouse, or if there is no surviving spouse, then to the duly appointed and currently acting personal representative of the Participant’s estate.

6.5Unforeseeable Emergency. A Participant who experiences an Unforeseeable Emergency may submit a written request to the Committee to receive payment of all or any portion of his or her Accounts. If the emergency need cannot be relieved by cessation of Deferrals to the Plan, the Committee may approve an emergency payment therefrom not to exceed the amount reasonably necessary to satisfy the need, taking into account the additional compensation that is available to the Participant as the result of cancellation of deferrals to the Plan, including amounts necessary to pay any taxes or penalties that the Participant reasonably anticipates will result from the payment. The amount of the emergency payment shall be subtracted from the Participant’s Plan Year Accounts, commencing with the earliest Plan Year (for example, the 2022 Plan Year Account will be paid before the 2023 Plan Year Account). The Committee, in its sole discretion, may limit emergency distributions to cash Deferrals. Emergency payments shall be paid in a single lump sum within the 90-day period following the date the payment is approved by the Committee.
6.6Administrative Cash-Out of Small Balances. Notwithstanding anything to the contrary in this Article VI, the Committee may at any time and without regard to whether a payment event has occurred, direct in writing an immediate lump sum payment of the Participant’s Deferral Accounts if the balance of such Accounts, combined with any other amounts required to be treated as deferred under a single plan pursuant to Code Section 409A, does not exceed the applicable dollar amount under Code Section 402(g)(1)(B), provided any other such aggregated amounts are also distributed in a lump sum at the same time. The provisions of this Section 6.6 may be applied separately to a Participant’s Company Contribution Accounts and all other amounts required to be treated as deferred under a single plan with the Company Contribution Accounts.
6.7Acceleration of or Delay in Payments. Notwithstanding anything to the contrary in this Article VI, the Committee, in its sole and absolute discretion, may elect to accelerate the time or form of payment of an Account, provided such acceleration is permitted under Treas. Reg. Section 1.409A-3(j)(4). The Committee may also, in its sole and absolute discretion, delay the time for payment of an Account, to the extent permitted under Treas. Reg. Section 1.409A-2(b)(7).
6.8Rules Applicable to Installment Payments. If a Payment Schedule specifies installment payments, payments will be made beginning as of the payment commencement date for such installments and shall continue to be made during each subsequent payment period until the number of installment payments specified in the Payment Schedule has been paid. The amount of each cash installment payment shall be determined by dividing (a) by (b), where (a) equals the applicable Account Balance as of the last Valuation Date in the month preceding the month of payment and (b) equals the remaining number of installment payments from such Account. Installment payments of Deferred Stock from an applicable Account will be determined in the same manner, except that (a) equals the number of Deferred Stock shares held in the applicable Account rather than the dollar value. If an Account is payable in installments, the Account will continue to be credited with Earnings (including, without limitation, Dividend Equivalent Units in respect of Deferred Stock) in accordance with Article VII hereof until the Account is completely distributed.
6.9Modifications to Payment Schedules. A Participant may not modify the Payment Schedule elected by him or her with respect to each Compensation Deferral Agreement.

Equifax Inc. Board of Directors Deferred Compensation Plan

Article VII
Valuation of Account Balances

7.1Valuation. Deferrals shall be credited to appropriate Accounts on the date such Compensation would have been paid to the Participant absent the Compensation Deferral Agreement. Deferred Stock is credited as of the date it vests. Valuation of Accounts shall be performed under procedures approved by the Committee.

7.2Company Stock. All Compensation Deferrals will be credited in the form of Deferred Stock. Dividend Equivalent Units will be credited with respect to Deferred Stock that is deferred into the Plan pursuant to a Compensation Deferral Agreement, and any such Dividend Equivalent Units will be treated as Earnings for purposes of determining the time and form of payment from the Plan. If any dividends are paid or other distributions are made on shares of Common Stock between the date the Deferred Stock is credited to the Plan and the date the Deferred Stock is delivered to the Participant, Dividend Equivalent Units will be credited to the Participant’s Account and will be deemed reinvested in additional Deferred Stock. A Participant shall have no voting rights, and, except as expressly provided in the Plan, shall have no other rights against the Company by reason of the crediting of the Deferred Stock. If the outstanding shares of Common Stock are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization of the Board, an equitable adjustment shall be made in the number or kind of Deferred Stock which may be purchased or issued in the aggregate and to individual Participants under the Plan; provided, however, that (except with respect to a stock split or reverse stock split) no such adjustment need be made if upon the advice of counsel, the Committee determines that such adjustment may result in the receipt of federally taxable income to Participants hereunder or to the holders of Common Stock or other classes of the Company’s securities. In all cases, the nature and extent of adjustments under this Section shall be determined by the Committee in its sole discretion, and any such determination as to what adjustments shall be made, and the extent thereof, shall be final and binding. No fractional shares of stock shall be issued under the Plan pursuant to any such adjustment. All adjustments and actions described in this Section shall be subject to compliance with the requirements of all applicable securities laws, rules, and regulations.

7.3Valuations Final After 180 Days. The Participant shall have 180 days following the Valuation Date on which the Participant failed to receive the full amount of Earnings and to file a claim under Article XI for the correction of such error.

Article VIII
Administration

8.1Plan Administration. This Plan shall be administered by the Committee which shall have discretionary authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and to utilize its discretion to decide or resolve any and all questions, including but not limited to eligibility for benefits and interpretations of this Plan and its terms, as may arise in connection with the Plan. Claims for benefits shall be filed with the Committee and resolved in accordance with the claims procedures in Article XI.

Equifax Inc. Board of Directors Deferred Compensation Plan

8.2Administration Upon Change in Control. Upon a Change in Control, the Committee, as constituted immediately prior to such Change in Control, shall continue to act as the Committee. The Committee, by a vote of a majority of its members, shall have the authority (but shall not be obligated) to appoint an independent third party to act as the Committee.

Upon such Change in Control, the Company may not remove the Committee or its members, unless a majority of Participants and Beneficiaries with Account Balances consent to the removal and replacement of the Committee. Notwithstanding the foregoing, the Committee shall not have authority to direct investment of trust assets under any rabbi trust described in Section 10.2.

The Company shall, with respect to the Committee identified under this Section: (i) pay all reasonable expenses and fees of the Committee, (ii) indemnify the Committee (including individuals serving as Committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Committee’s duties hereunder, except with respect to matters resulting from the Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Committee may reasonably require.

8.3Withholding. The Company shall have the right to withhold from any payment due under the Plan (or with respect to any amounts credited to the Plan) any taxes required by law to be withheld in respect of such payment (or credit). Withholdings with respect to amounts credited to the Plan shall be deducted from Compensation that has not been deferred to the Plan.

8.4Indemnification. The Participating Employers shall indemnify and hold harmless each employee, officer, director, agent or organization, to whom or to which are delegated duties, responsibilities, and authority under the Plan or otherwise with respect to administration of the Plan, including, without limitation, the Committee, its delegees and its agents, against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him, her or it (including but not limited to reasonable attorney fees) which arise as a result of his, her or its actions or failure to act in connection with the operation and administration of the Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by the Participating Employer. Notwithstanding the foregoing, the Participating Employer shall not indemnify any person or organization if his, her or its actions or failure to act are due to gross negligence or willful misconduct or for any such amount incurred through any settlement or compromise of any action unless the Participating Employer consents in writing to such settlement or compromise.

8.5Delegation of Authority. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with legal counsel who shall be legal counsel to the Company. Without limiting the generality of the foregoing, the Committee may delegate to one or more individuals such duties and functions related to the operation and administration of the Plan as the Committee so determines, except to the extent prohibited by applicable law.

8.6Binding Decisions or Actions. The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan

Equifax Inc. Board of Directors Deferred Compensation Plan
and the rules and regulations thereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

Article IX
Amendment and Termination

9.1Amendment and Termination. The Company may at any time and from time to time amend the Plan or may terminate the Plan as provided in this Article IX.

9.2Amendments. The Company, by action taken by the Board, may amend the Plan at any time and for any reason, provided that any such amendment shall not reduce the vested Account Balances of any Participant accrued as of the date of any such amendment or restatement (as if the Participant had incurred a voluntary Separation from Service on such date). The Board may delegate to the Committee the authority to amend the Plan without the consent of the Board for the purpose of: (i) conforming the Plan to the requirements of law; (ii) facilitating the administration of the Plan; (iii) clarifying provisions based on the Committee’s interpretation of the Plan documents; and (iv) making such other amendments as the Board may authorize.

9.3Termination. The Company, by action taken by the Board, may terminate the Plan and pay Participants and Beneficiaries their Account Balances in a single lump sum at any time, to the extent and in accordance with Treas. Reg. Section 1.409A-3(j)(4)(ix).

9.4Accounts Taxable Under Code Section 409A. The Plan is intended to constitute a plan of deferred compensation that meets the requirements for deferral of income taxation under Code Section 409A. The Committee, pursuant to its authority to interpret the Plan, may sever from the Plan or any Compensation Deferral Agreement any provision or exercise of a right that otherwise would result in a violation of Code Section 409A.

Article X
Informal Funding

10.1General Assets. Obligations established under the terms of the Plan may be satisfied from the general funds of the Company, or a trust described in this Article X. No Participant, spouse or Beneficiary shall have any right, title or interest whatever in assets of the Company. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and any Director, spouse, or Beneficiary. To the extent that any person acquires a right to receive payments hereunder, such rights are no greater than the right of an unsecured general creditor of the Company.

10.2Rabbi Trust. A Company may, in its sole discretion, establish a grantor trust, commonly known as a rabbi trust, as a vehicle for accumulating assets to pay benefits under the Plan. Payments under the Plan may be paid from the general assets of the Company or from the assets of any such rabbi trust. Payment from any such source shall reduce the obligation owed to the Participant or Beneficiary under the Plan.

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Article XI
Claims

11.1Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed in writing with the Committee which shall make all determinations concerning such claim. Any claim filed with the Committee and any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim (the “Claimant”). Notice of a claim for payments shall be delivered to the Committee within 90 days of the latest date upon which the payment could have been timely made in accordance with the terms of the Plan and Code Section 409A, and if not paid, the Participant or Beneficiary must file a claim under this Article XI not later than 180 days after such latest date. If the Participant or Beneficiary fails to file a timely claim, the Participant forfeits any amounts to which he or she may have been entitled to receive under the claim.

(a)In General. Notice of a denial of benefits (other than claims based on disability) will be provided within 90 days of the Committee’s receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)Disability Benefits. Notice of denial of claims based on disability will be provided within forty-five (45) days of the Committee’s receipt of the Claimant’s claim for disability benefits. If the Committee determines that it needs additional time to review the disability claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 45-day period. If the Committee determines that a decision cannot be made within the first extension period due to matters beyond the control of the Committee, the time period for making a determination may be further extended for an additional 30 days. If such an additional extension is necessary, the Committee shall notify the Claimant prior to the expiration of the initial 30-day extension. Any notice of extension shall indicate the circumstances necessitating the extension of time, the date by which the Committee expects to furnish a notice of decision, the specific standards on which such entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim and any additional information needed to resolve those issues. A Claimant will be provided a minimum of 45 days to submit any necessary additional information to the Committee. In the event that a 30-day extension is necessary due to a Claimant’s failure to submit information necessary to decide a claim, the period for furnishing a notice of decision shall be tolled from the date on which the notice of the extension is sent to the Claimant until the earlier of the date the Claimant responds to the request for additional information or the response deadline.
(c)Contents of Notice. If a claim for benefits is completely or partially denied, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). The notice of denial shall set forth the specific reasons for denial in plain language. The notice shall: (i) cite the pertinent provisions of the Plan document, and (ii) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material

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or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including the right to appeal the decision, the deadline by which such appeal must be filed and a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse decision on appeal and the specific date by which such a civil action must commence under Section 11.4.

In the case of a complete or partial denial of a disability benefit claim, the notice shall provide such information and shall be communicated in the manner required under applicable Department of Labor regulations.

11.2Appeal of Denied Claims. A Claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with a committee designated to hear such appeals (the “Appeals Committee”). A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relating to the claim to the Appeals Committee. All written comments, documents, records, and other information shall be considered “relevant” if the information: (i) was relied upon in making a benefits determination, (ii) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (iii) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The review shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The Appeals Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)In General. Appeal of a denied benefits claim (other than a disability benefits claim) must be filed in writing with the Appeals Committee no later than 60 days after receipt of the written notification of such claim denial. The Appeals Committee shall make its decision regarding the merits of the denied claim within 60 days following receipt of the appeal (or within 120 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.
(b)Disability Benefits. Appeal of a denied disability benefits claim must be filed in writing with the Appeals Committee no later than 180 days after receipt of the written notification of such claim denial. The review shall be conducted in accordance with applicable Department of Labor regulations.

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The Appeals Committee shall make its decision regarding the merits of the denied claim within 45 days following receipt of the appeal (or within 90 days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the Claimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Appeals Committee expects to render the determination on review. Following its review of any additional information submitted by the Claimant, the Appeals Committee shall render a decision on its review of the denied claim.

(c)Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing. Any electronic notification shall comply with the standards imposed by Department of Labor Regulation 29 CFR 2520.104b-1(c)(1)(i), (iii), and (iv). Such notice shall set forth the reasons for denial in plain language.

The decision on review shall set forth: (i) the specific reason or reasons for the denial, (ii) specific references to the pertinent Plan provisions on which the denial is based, (iii) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant’s claim, and (iv) a statement of the Claimant’s right to bring an action under Section 502(a) of ERISA, following an adverse decision on review and the specific date by which such a civil action must commence under Section 11.4.

For the denial of a disability benefit, the notice will also include such additional information and be communicated in the manner required under applicable Department of Labor regulations.

11.3Claims Appeals Upon Change in Control. Upon a change in control, the Appeals Committee, as constituted immediately prior to such change in control, shall continue to act as the Appeals Committee. The Company may not remove any member of the Appeals Committee, but may replace resigning members if 2/3rds of the members of the Board and a majority of Participants and Beneficiaries with Account Balances consent to the replacement.

The Appeals Committee shall have the exclusive authority at the appeals stage to interpret the terms of the Plan and resolve appeals under the Claims Procedure.

The Company shall, with respect to the Committee identified under this Section: (i) pay its proportionate share of all reasonable expenses and fees of the Appeals Committee, (ii) indemnify the Appeals Committee (including individual committee members) against any costs, expenses and liabilities including, without limitation, attorneys’ fees and expenses arising in connection with the performance of the Appeals Committee hereunder, except with respect to matters resulting from the Appeals Committee’s gross negligence or willful misconduct, and (iii) supply full and timely information to the Appeals Committee on all matters related to the Plan, any rabbi trust, Participants, Beneficiaries and Accounts as the Appeals Committee may reasonably require.

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11.4Legal Action. A Claimant may not bring any legal action, including commencement of any arbitration, relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or administrative remedies under Sections 11.1 and 11.2. No such legal action may be brought more than twelve (12) months following the notice of denial of benefits under Section 11.2, or if no appeal is filed by the applicable appeals deadline, twelve (12) months following the appeals deadline.

If a Participant or Beneficiary prevails in a legal proceeding brought under the Plan to enforce the rights of such Participant or any other similarly situated Participant or Beneficiary, in whole or in part, the Company shall reimburse such Participant or Beneficiary for all legal costs, expenses, attorneys’ fees and such other liabilities incurred as a result of such proceedings. If the legal proceeding is brought in connection with a change in control (including a “change in control” as defined in a rabbi trust described in Section 10.2) the Participant or Beneficiary may file a claim directly with the trustee for reimbursement of such costs, expenses and fees. For purposes of the preceding sentence, the amount of the claim shall be treated as if it were an addition to the Participant’s or Beneficiary’s Account Balance and will be included in determining the Company’s trust funding obligation under Section 10.2.

11.5Discretion of Appeals Committee. All interpretations, determinations and decisions of the Appeals Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

11.6Arbitration.

(a)Prior to Change in Control. If, prior to a change in control, any claim or controversy between the Company and a Participant or Beneficiary is not resolved through the claims procedure set forth in Article XI, such claim shall be submitted to and resolved exclusively by expedited binding arbitration by a single arbitrator. Arbitration shall be conducted in accordance with the following procedures:

The complaining party shall promptly send written notice to the other party identifying the matter in dispute and the proposed remedy. Following the giving of such notice, the parties shall meet and attempt in good faith to resolve the matter. In the event the parties are unable to resolve the matter within 21 days, the parties shall meet and attempt in good faith to select a single arbitrator acceptable to both parties. If a single arbitrator is not selected by mutual consent within ten Business Days following the giving of the written notice of dispute, an arbitrator shall be selected from a list of nine persons each of whom shall be an attorney who is either engaged in the active practice of law or recognized arbitrator and who, in either event, is experienced in serving as an arbitrator in disputes between employers and employees, which list shall be provided by the main office of either JAMS, the American Arbitration Association (“AAA”) or the Federal Mediation and Conciliation Service. If, within three Business Days of the parties’ receipt of such list, the parties are unable to agree on an arbitrator from the list, then the parties shall each strike names alternatively from the list, with the first to strike being determined by the flip of a coin. After each party has had four strikes, the remaining name on the list shall be the arbitrator. If such person is unable to serve for any reason, the parties shall repeat this process until an arbitrator is selected.

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Unless the parties agree otherwise, within 60 days of the selection of the arbitrator, a hearing shall be conducted before such arbitrator at a time and a place agreed upon by the parties. In the event the parties are unable to agree upon the time or place of the arbitration, the time and place shall be designated by the arbitrator after consultation with the parties. Within 30 days of the conclusion of the arbitration hearing, the arbitrator shall issue an award, accompanied by a written decision explaining the basis for the arbitrator’s award.

In any arbitration hereunder, the Company shall pay all administrative fees of the arbitration and all fees of the arbitrator, except that the Participant or Beneficiary may, if he/she/it wishes, pay up to one-half of those amounts. Each party shall pay its own attorneys’ fees, costs, and expenses, unless the arbitrator orders otherwise. The prevailing party in such arbitration, as determined by the arbitrator, and in any enforcement or other court proceedings, shall be entitled, to the extent permitted by law, to reimbursement from the other party for all of the prevailing party’s costs (including but not limited to the arbitrator’s compensation), expenses, and attorneys’ fees. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall have no authority to add to or to modify this Plan, shall apply all applicable law, and shall have no lesser and no greater remedial authority than would a court of law resolving the same claim or controversy. The arbitrator shall, upon an appropriate motion, dismiss any claim without an evidentiary hearing if the party bringing the motion establishes that it would be entitled to summary judgment if the matter had been pursued in court litigation.

The parties shall be entitled to discovery as follows: Each party may take no more than three depositions. The Company may depose the Participant or Beneficiary plus two other witnesses, and the Participant or Beneficiary may depose the Company, pursuant to Rule 30(b)(6) of the Federal Rules of Civil Procedure, plus two other witnesses. Each party may make such reasonable document discovery requests as are allowed in the discretion of the arbitrator.

The decision of the arbitrator shall be final, binding, and non-appealable, and may be enforced as a final judgment in any court of competent jurisdiction.

This arbitration provision of the Plan shall extend to claims against any parent, subsidiary, or affiliate of each party, and, when acting within such capacity, any officer, director, shareholder, Participant, Beneficiary, or agent of any party, or of any of the above, and shall apply as well to claims arising out of state and federal statutes and local ordinances as well as to claims arising under the common law or under this Plan.

Notwithstanding the foregoing, and unless otherwise agreed between the parties, either party may apply to a court for provisional relief, including a temporary restraining order or preliminary injunction, on the ground that the arbitration award to which the applicant may be entitled may be rendered ineffectual without provisional relief.

Any arbitration hereunder shall be conducted in accordance with the Federal Arbitration Act: provided, however, that, in the event of any inconsistency between the rules and procedures of the Act and the terms of this Plan, the terms of this Plan shall prevail.

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If any of the provisions of this Section 11.6(a) are determined to be unlawful or otherwise unenforceable, in the whole part, such determination shall not affect the validity of the remainder of this section and this section shall be reformed to the extent necessary to carry out its provisions to the greatest extent possible and to insure that the resolution of all conflicts between the parties, including those arising out of statutory claims, shall be resolved by neutral, binding arbitration. If a court should find that the provisions of this Section 11.6(a) are not absolutely binding, then the parties intend any arbitration decision and award to be fully admissible in evidence in any subsequent action, given great weight by any finder of fact and treated as determinative to the maximum extent permitted by law.

The parties do not agree to arbitrate any putative class action or any other representative action. The parties agree to arbitrate only the claims(s) of a single Participant or Beneficiary.

(b)Upon Change in Control. Upon a change in control, Section 11.6(a) shall not apply and any legal action initiated by a Participant or Beneficiary to enforce his or her rights under the Plan may be brought in any court of competent jurisdiction. Notwithstanding the Appeals Committee’s discretion under Sections 11.3 and 11.5, the court shall apply a de novo standard of review to any prior claims decision under Sections 11.1 through 11.3 or any other determination made by the Company, the Board, the Committee, or the Appeals Committee.

Article XII
General Provisions

12.1Assignment. No interest of any Participant, spouse or Beneficiary under this Plan and no benefit payable hereunder shall be assigned as security for a loan, and any such purported assignment shall be null, void and of no effect, nor shall any such interest or any such benefit be subject in any manner, either voluntarily or involuntarily, to anticipation, sale, transfer, assignment or encumbrance by or through any Participant, spouse or Beneficiary.

The Company may assign any or all of its liabilities under this Plan in connection with any restructuring, recapitalization, sale of assets or other similar transactions affecting the Company without the consent of the Participant.

12.2No Legal or Equitable Rights or Interest. No Participant or other person shall have any legal or equitable rights or interest in this Plan that are not expressly granted in this Plan. Participation in this Plan does not give any person any right to be retained in the service of the Company. The Company make no representations or warranties as to the tax consequences to a Participant or a Participant’s beneficiaries resulting from a deferral of income pursuant to the Plan.

12.3No Employment Contract. Nothing contained herein shall be construed to constitute a contract of employment between a Director and the Company.

12.4Notice. Any notice or filing required or permitted to be delivered to the Committee under this Plan shall be delivered in writing, in person, or through such electronic means as is established by the Committee. Notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Written transmission shall be sent by certified mail to:

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EQUIFAX INC.
1550 PEACHTREE STREET, N.W.
ATLANTA, GEORGIA 30309
ATTN: HUMAN RESOURCES

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing or hand-delivered, or sent by mail to the last known address of the Participant.

12.5Headings. The headings of Sections are included solely for convenience of reference, and if there is any conflict between such headings and the text of this Plan, the text shall control.

12.6Invalid or Unenforceable Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof and the Committee may elect in its sole discretion to construe such invalid or unenforceable provisions in a manner that conforms to applicable law or as if such provisions, to the extent invalid or unenforceable, had not been included.

12.7Lost Participants or Beneficiaries. Any Participant or Beneficiary who is entitled to a benefit from the Plan has the duty to keep the Committee advised of his or her current mailing address. If benefit payments are returned to the Plan or are not presented for payment after a reasonable amount of time, the Committee shall presume that the payee is missing. The Committee, after making such efforts as in its discretion it deems reasonable and appropriate to locate the payee, shall stop payment on any uncashed checks and may discontinue making future payments until contact with the payee is restored. If the Committee is unable to locate the Participant or Beneficiary after five years of the date payment is scheduled to be made, provided that a Participant’s Account shall not be credited with Earnings following the first anniversary of such date on which payment is to be made and further provided, however, that such benefit shall be reinstated, without further adjustment for interest, if a valid claim is made by or on behalf of the Participant or Beneficiary for all or part of the forfeited benefit.

12.8Facility of Payment to a Minor. If a distribution is to be made to a minor, or to a person who is otherwise incompetent, then the Committee may, in its discretion, make such distribution: (i) to the legal guardian, or if none, to a parent of a minor payee with whom the payee maintains his or her residence, or (ii) to the conservator or committee or, if none, to the person having custody of an incompetent payee. Any such distribution shall fully discharge the Committee, the Company, and the Plan from further liability on account thereof.

12.9Governing Law. The laws of the State of Georgia shall govern the construction and administration of the Plan.

12.10Compliance With Code Section 409A; No Guarantee. This Plan is intended to be administered in compliance with Code Section 409A and each provision of the Plan shall be interpreted consistent with Code Section 409A. Although intended to comply with Code Section 409A, this Plan shall not constitute a guarantee to any Participant or Beneficiary that the Plan in form or in operation will result in the deferral of federal or state income tax liabilities or that the Participant or Beneficiary will not be subject to the additional taxes imposed under Section 409A. The Company

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shall have no legal obligation to a Participant with respect to taxes imposed under Code Section 409A.

IN WITNESS WHEREOF, the undersigned executed this Plan as of the 4th day of November , 2021, to be effective as of the Effective Date.

EQUIFAX INC.

By:	Carla Chaney	(Print Name)

Its:	Chief Human Resources Officer	(Title)

	/s/ Carla Chaney	(Signature)